CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-LAF10 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

January 21, 2022

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-LAF10 Series (the “VV-LAF10 Series”) and the creation of the VV-LAF10 Interests (the “VV-LAF10 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in January 2021 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-LAF10 Series and the creation of the VV-LAF10 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-LAF10 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-LAF10 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-LAF10 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-LAF10 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-LAF10 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-LAF10 Interests

AUTHORIZED SHARES:	Minimum: 1,210 / Maximum: 1,331 Interests

SERIES ASSETS:	Lafite 10 Year Vertical Collection
	Wine	Vintage	Quantity	Bottle Size (ml)
	Chateau Lafite Rothschild	2010	12	750
	Chateau Lafite Rothschild	2011	12	750
	Chateau Lafite Rothschild	2012	12	750
	Chateau Lafite Rothschild	2013	12	750
	Chateau Lafite Rothschild	2014	12	750
	Chateau Lafite Rothschild	2015	12	750
	Chateau Lafite Rothschild	2016	12	750
	Chateau Lafite Rothschild	2017	12	750
	Chateau Lafite Rothschild	2018	12	750
	Chateau Lafite Rothschild	2019	12	750

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-LAF10 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME: Nick King
TITLE: Managing Member